SUB-ITEM 77M

                          AIM VARIABLE INSURANCE FUNDS

                            SECRETARY'S CERTIFICATE

         I, Nancy L. Martin, Assistant Secretary of AIM Variable Insurance Funds ("AVIF"), a Delaware business trust, DO HEREBY CERTIFY on this date in connection with the Agreement and Plan of Reorganization, dated as of June 15, 2000, (the "Agreement"), by and among AVIF, acting on behalf of AIM V.I. Global Growth and Income Fund, AVIF, acting on behalf of AIM V.I. Growth and Income Fund and A I M Advisors, Inc., a Delaware corporation as follows:

         Attached hereto as Exhibit A is a true and correct copy of certain resolutions adopted by the Board of Trustees of AVIF at a meeting thereof held on June 13, 2000, and said resolutions have not been altered, amended or rescinded, and remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have signed this Certificate as of the 23 day of January, 2001.


                                           AIM VARIABLE INSURANCE FUNDS



                                           By:      /s/  Nancy L. Martin
                                               --------------------------------
                                                    Nancy L. Martin
                                                    Assistant Secretary

                                   EXHIBIT A

Resolutions of the Board of Trustees of AIM Variable Insurance Funds adopted on behalf of AIM V.I. Growth and Income Fund at a meeting of the Board held on June 13, 2000.

         "RESOLVED, that the Agreement and Plan of Reorganization by and among AIM Variable Insurance Funds (the "Trust"), acting on behalf of its series, AIM V.I. Global Growth and Income Fund (the "Global Fund"), the Trust, acting on behalf of its series, AIM V.I. Growth and Income Fund (the "Surviving Fund"), and A I M Advisors, Inc., in substantially the form presented at this meeting (the "Agreement"), providing for the transfer of the Global Fund's assets to, and assumption of the Global Fund's liabilities by, the Surviving Funds, and for the issuance of the Surviving Fund's shares directly to the shareholders of the Global be, and it hereby is, authorized, approved and adopted in all respects, with such changes as the officers of the Trust deem necessary or desirable;

         FURTHER RESOLVED, that the Board has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Agreement are in the best interests of the Trust and its shareholders, and that such transaction will not dilute the interests of existing shareholders;

         FURTHER RESOLVED, that the Board has determined that the proposed Agreement is advisable on the terms and conditions set forth therein;

         FURTHER RESOLVED, that, in connection with the Special Meeting, the officers of the Trust be, and they hereby are, authorized, empowered and directed to solicit proxies from the Global Fund's shareholders to be voted for approval of the Agreement and the reorganization contemplated thereby;

         FURTHER RESOLVED, that, in accordance with the terms of the Agreement, all of the assets and liabilities of the Global Fund shall be transferred to the Surviving Fund in consideration of the issuance of shares of common stock ("Surviving Fund Shares") to the shareholders of the Global Fund representing interests in the Trust;

         FURTHER RESOLVED, that the Surviving Fund Shares issued to the Global Fund's shareholders shall be shares of the Surviving Fund;

         FURTHER RESOLVED, that the value of each of the Surviving Fund Shares to be issued upon receipt of the Global Fund's assets shall be the net asset value of the Surviving Fund's assets next determined, in accordance with the Trust's prospectus then in effect after receipt of the Global Fund's assets;

         FURTHER RESOLVED, that, promptly following the reorganization contemplated by the Agreement, the Trust shall terminate the Global Fund under federal, state and other applicable law;

         FURTHER RESOLVED, that, in accordance with the Bylaws of the Trust, the Special Meeting be, and it hereby is, called and shall be held on or about September 1 at 3:00 p.m. in the offices of the Trust, 11 Greenway Plaza, Suite 100, Houston, Texas for the following purposes:

         1. Approving the Agreement and the reorganizations contemplated thereby; and

         2. The transaction of such other business as may properly come before the meeting;

         FURTHER RESOLVED, that the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting be, and it hereby is, fixed as of the close of business on June 23, 2000;

         FURTHER RESOLVED, that each of Mr. Robert H. Graham, Mr. Gary T. Crum and Lewis F. Pennock, Esquire, be, and hereby is, appointed as a proxy with full power of substitution to vote the shares of beneficial interest of the shareholders who return proxy cards to them in accordance with the terms of such cards; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized, empowered and directed to take any other such action and to prepare, execute and deliver such other documents as they deem necessary or appropriate to effect the intent and accomplish the purposes of the foregoing resolutions."

                                                                   SUB-ITEM 77M

                                    MERGERS

                          AIM VARIABLE INSURANCE FUNDS

On September 1, 2000, at a Special Meeting for Shareholders of AIM V.I. Global Growth and Income Fund ("Global Growth and Income Fund"), an investment portfolio of AIM Variable Insurance Funds (the "Trust"), shareholders approved an Agreement and Plan of Reorganization ("Agreement") that provided for the combination of Global Growth and Income Fund and AIM V.I. Growth and Income Fund ("Growth and Income Fund") (the "Reorganization"). Pursuant to the Agreement, all of the assets of Global Growth and Income Fund will be transferred to Growth and Income Fund, Growth and Income Fund assumed all of the liabilities of Global Growth and Income Fund, and the Trust issued shares of Growth and Income Fund having an aggregate value that, on the effective date of the Reorganization was equal to the aggregate net asset value of the shareholder's shares of beneficial interest in Global Growth and Income Fund. The value of each Global Growth and Income Fund shareholder's account with Growth and Income Fund immediately after the Reorganization was the same as the value of such shareholder's account with Global Growth and Income Fund immediately prior to the Reorganization. The Reorganization has been structured as a tax-free transaction.

For a more detailed discussion on the merger, please see the attached proxy statement (attached hereto as Attachment A).